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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                January 13, 2005
                            (Date of report; date of
                            earliest event reported)


                         Commission file number: 1-3754


                      GENERAL MOTORS ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)


                   Delaware                                38-0572512
        (State or other jurisdiction of                 (I.R.S. Employer
        incorporation or organization)                 Identification No.)


                             200 Renaissance Center
                         P.O. Box 200 Detroit, Michigan
                                   48265-2000
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (313) 556-5000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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Item  8.01  Other Events

On January 13, 2005, Moody's Investors Services, Inc. (Moody's) affirms General Motors Acceptance Corporation (GMAC) long-term and Prime-2 short-term ratings. Their press release follows.

On January 14, 2005, Standard & Poor's Ratings Services (S&P) affirmed its long-term and short-term corporate credit ratings on GM, GMAC and all related entities. Their press release follows.


MOODY'S AFFIRMS GMAC'S Baa1 AND PRIME-2 RATINGS
2005-01-13 11:27 (New York)

New York, January 13, 2005 -- Moody's said that it affirmed its Baa1 long-term and Prime-2 short-term ratings on General Motors Acceptance Corp. and its supported subsidiaries. This follows GMAC's announcement that it is considering forming a subsidiary holding company for its residential mortgage businesses. Moody's rating action is based upon its current understanding of the contemplated restructuring and GMAC management's intent to not disadvantage current and future GMAC bondholders as a result of this transaction.

The new company, to be known as Residential Capital Corporation, would be comprised of the operations of Residential Funding Corporation and GMAC Mortgage Corporation. The entity would seek to obtain stand-alone debt ratings and operate relatively independently of its parent, GMAC.

Moody's said that the formation of the new company would increase GMAC's financial flexibility. After establishing the new stand-alone entity, GMAC would be in a better position to monetize the value of its mortgage operations, Moody's said. In Moody's opinion, this should enhance the company's ability to generate additional capital, if needed, to support its core auto finance operations. Moody's also noted that this restructuring should result in improved transparency of GMAC's operating results and capital position for its major businesses.

Moody's also considered the impact the transaction could have on GMAC's leverage, net of the capital required to establish the new entity. During the past three years, Moody's has observed a decline in leverage in GMAC's auto finance business, though it continues to be in the high end of the range versus peers. Moody's expects that GMAC's consolidated effective leverage will continue to fall within historical levels. If leverage trends reverse course and shift to permanently higher levels, this could become a rating issue, according to the agency.

GMAC, a wholly-owned subsidiary of General Motors Corporation, is a global financial services firm engaged in consumer and wholesale auto finance, residential and commercial mortgage finance, and insurance. GMAC reported total assets of $312 billion at September 30, 2004.



                                      # # #














General Motors Corp., GMAC Ratings Affirmed at BBB-/Stable/A-3 Despite Lower Earnings Guidance

Publication date:           14-Jan-2005
Credit Rating:  BBB-/Stable/A-3


Rationale
         Standard & Poor's Ratings Services said on Jan. 14, 2005, that it has affirmed its 'BBB-' long-term and 'A-3' short-term corporate credit ratings on General Motors Corp. (GM), General Motors Acceptance Corp. (GMAC), and all related entities. The rating outlook remains stable. Consolidated debt outstanding totaled $291 billion at Sept. 30, 2004.
         The affirmation follows GM's disclosure of guidance for 2005. Management has indicated that earnings per share are expected to decline to $4.00 to $5.00 in 2005 (before special items), from $6.00 to $6.50 in 2004. This decline mainly reflects weakening profitability of GM's core North American automotive business--owing largely to higher health care costs--plus moderation of GMAC's results from recent record levels. Management is also expecting automotive cash flow (after capital expenditures, before pension and VEBA and dividends received from GMAC) to deteriorate--to $2 billion in 2005 (before cash costs relating to restructuring actions in Europe), compared to an objective of $5 billion for 2004--partly as a result of higher planned capital spending.
         These expectations regarding financial performance are broadly consistent with the near-term assumptions we made when we lowered GM's ratings on Oct. 14, 2004 (from BBB/Negative/A-2). However, our concerns regarding GM's ability to improve its competitiveness over a longer time period have grown incrementally in recent months, given the company's relatively poor sales performance in the U.S. and the aggressive growth plans articulated by competitors. In coming months, we will further assess our views regarding GM's long-range prospects, focusing on the appropriateness of the stable rating outlook. We currently expect to complete this process by mid-year. Of course, in keeping with our policy of continual surveillance, this would not rule out a more immediate review if developments warranted such action.
         Separately, GMAC has disclosed that it is considering a restructuring of its residential mortgage operations, involving placement of its two existing residential mortgage subsidiaries within a newly formed holding company. If this restructuring enables the existing, substantial intercompany advances extended by GMAC to the mortgage units to be refinanced externally, we believe it would represent a modest positive development for GM and GMAC because it would enhance funding flexibility. Given the establishment of separate funding channels and satisfactory corporate governance protections, and if our assessment of the separate business position and financial condition of the newly formed entity warranted this, we could rate this entity somewhat higher than GM/GMAC, in keeping with our long-standing approach to rating noncaptive finance subsidiaries of industrial parents. We believe such an approach would be appropriate under the assumption that, if the parent experienced financial distress, it would most likely divest a noncaptive finance business rather than take actions that would harm the subsidiary's credit quality. Even so, the risks stemming from ownership affiliation could never be dismissed entirely. Given its predominantly captive role, GMAC will continue to be rated the same as GM.

Short-term credit factors.
         GM's short-term rating is 'A-3', as is GMAC's. GM's fundamental challenges are short- and long-term in nature. However, the company's liquidity and financial flexibility minimize any potential for near-term financial stress.
         We believe GM will generate free cash flow (before pension and VEBA contributions, and dividends from GMAC, but taking account of working capital changes and capital expenditures) of at least several billion dollars during the next year. Notwithstanding the high operating leverage--and the resulting volatility--experienced by automakers, we believe GM is highly unlikely to generate negative cash flow during the next year, even if industry conditions become significantly more difficult than anticipated. Moreover, GMAC should be able to continue paying substantial dividends to the parent, without its financial leverage suffering appreciably.
         Key aspects of GM's financial flexibility and liquidity are as follows:
         - A large liquidity position--Cash, marketable securities, and short-term VEBA funds totaled $24.5 billion at Sept. 30, 2004 (excluding GMAC);
         - Moderate near-term, parent-level debt maturities--Long-term debt has an exceptionally high average maturity;
         - In the wake of recent funding actions, GM faces neither ERISA-mandated pension fund contributions through this decade nor the need to make contributions to avoid Pension Benefit Guaranty Corp. variable-rate premiums; and
         - As of June 30, 2004, GM had unrestricted access to a $5.6 billion committed bank credit facility expiring in 2008, $800 million in committed credit facilities with various maturities, and uncommitted lines of credit of $1.7 billion.
         GMAC has substantial ongoing funding needs. As of June 30, 2004, short-term debt (including current maturities of long-term debt) was $79.6 billion, not including maturing off-balance-sheet securitizations. Reflecting the close linkage between GMAC and GM, GMAC's funding flexibility has suffered in recent years from the problems affecting GM's automotive operations. Thus, commercial paper outstanding totaled only $12.7 billion at June 30, 2004, down from more than $40 billion before 2001. Also, GMAC's unsecured bond spreads have been volatile, reaching a peak of 437 basis points over 10-year treasuries in late 2002. This calls into question the extent to which GMAC can rely on consistent future access to the public unsecured debt market.
         However, GMAC has responded by taking the following actions:
         - Accumulating a large cash position ($24.4 billion at Sept. 30, 2004);
         - Expanding its relatively less-credit-sensitive retail debt issuance programs, such as its SmartNotes program;
         - Diversifying its securitized funding channels, including expanding its bank conduit asset-backed securitizations (ABS)and, recently, completing a securitization of lease assets;
         - Entering the nascent whole-loan market, completing transactions totaling $4 billion in 2003 and establishing committed, whole-loan sale flow agreements; and
         - Recently commencing operations of GMAC Automotive Bank, a Utah-charted ILC.
         At June 30, 2004, GMAC had a $4.6 billion syndicated line of credit committed through June 2005, $4.3 billion committed through June 2008, $4.3 billion of bilateral committed lines with various maturities, and $20.4 billion in uncommitted lines of credit. In addition, New Center Asset Trust (NCAT) had $19.5 billion of liquidity facilities committed through June 2005. Mortgage Interest Networking Trust (MINT) had $3.4 billion of liquidity facilities committed through April 2005. NCAT and MINT are qualified special-purpose entities administered by GMAC for purchasing assets as part of GMAC's securitization and mortgage warehouse funding programs. These entities fund the purchase of assets through the issuance of asset-backed commercial paper. GMAC also had $53 billion in funding commitments (of which $26 billion was unused) with third parties, including third-party asset-backed commercial paper conduits, that may be used as additional secured funding sources.
         A leverage covenant in the bank credit facilities restricts the ratio of consolidated debt to total stockholders' equity to no more than 11 to 1 (excluding on-balance-sheet secured debt from the definition of consolidated debt). Per this definition, the debt-to-equity ratio was 8 to 1 at June 30, 2004. This covenant would be problematic only if, contrary to our expectations, GMAC's access to the ABS market were disrupted. (GM and GMAC have no financial covenants or other credit triggers in financing arrangements that we view as potentially problematic.)
         GMAC's automotive asset composition is highly liquid, given that about half of its total gross receivables is due within one year and that a substantial portion of receivables is typically repaid before contractual maturity dates. However, GMAC is constrained in its ability to reduce the size of its automotive portfolio, given its need to support GM's marketing efforts. Given the liquidation of loans originated in recent years, GMAC's automotive asset levels are unlikely to increase substantially in the next one to two years, even if price competition in the auto sector remains intense as expected. As part of its funding diversification strategy, GMAC is pursuing opportunities to fund part of its commercial mortgage operations externally. In addition, we believe that if GM were to experience liquidity pressures, it could monetize GMAC's mortgage operations.



Outlook
         In coming months, we will further assess our views regarding GM's long-range prospects, focusing on the appropriateness of the stable rating outlook. We currently expect to complete this process by mid-year. Of course, in keeping with our policy of continual surveillance, this would not rule out a more immediate review if developments warranted such action.


Ratings List
General Motors Corp. Corporate credit rating                  BBB-/Stable/A-3
General Motors Acceptance Corp. Corporate credit rating       BBB-/Stable/A-3

                                      # # #



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                     (Registrant)



Dated:        January 18, 2005       /s/  SANJIV KHATTRI
              ----------------       -------------------------------------
                                     Sanjiv Khattri
                                     Executive Vice President,
                                     Chief Financial Officer and Director


Dated:        January 18, 2005       /s/  LINDA K. ZUKAUCKAS
              ----------------       -------------------------------------
                                     Linda K. Zukauckas
                                     Vice President and Corporate Controller